Exhibit 99.1

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

FIRST INDIANA BANK

Moderator: Bob Warrington
October 20, 2005
2:00 pm CT

Operator:	Good afternoon. My name is Tracy and I will be your conference facilitator today.

At this time, I would like to welcome everyone to Third Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you.

Mr. Warrington, you may begin your conference.

Bob Warrington:	Thank you.

Welcome and good afternoon. Thank you for joining us today. We appreciate the opportunity to share our 2005 third quarter financial results and observations with you.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

With me today are Beth Copeland, our Communications Director, and Bill Brunner, our Chief Financial Officer. First Beth Copeland will address forward-looking statements. Bill Brunner will review selected financials, and then I’ll provide some concluding remarks.

Beth?

Beth Copeland:	I’d like to remind everyone that some of the statements made during this call may be considered forward-looking statements. The 10-K for the fiscal year 2004 identifies certain factors that could cause the company’s actual results to differ materially from those projected in any forward-looking statements made during this call. The 10-K and subsequent filings are available through the company or online.

Now Bill will review a few of our financials from the third quarter.

Bill Brunner:	Good afternoon.

First Indiana’s net income was $6.6 million or 47 cents per diluted share for the quarter ended September 30, 2005. This compares with net income of $6.3 million or 45 cents per diluted share for the second quarter of 2005.

For the nine months ended September 30, 2005, First Indiana’s net income was $18.5 million or $1.32 per diluted share compared with $9.2 million or 58 cents per diluted share for the same period in 2004.

Our annualized return on average assets for the third quarter was 1.36% compared with 1.34% for the second quarter, and our annualized return on

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

average equity was 14.8% in the third quarter compared with 14.42% in the second quarter of 2005.

Loan growth continued in the third quarter with total loan outstandings increasing $64 million or 4% on a quarter-to-quarter basis. Commercial loans increased to $808 million at September 30, 2005 compared with $750 million at the end of the second quarter, an increase of $58 million or 8%.

Consumer loans increased to $509 million at September 30, 2005 compared with $501 million at the end of the second quarter of 2005, an increase of $8 million or 2%.

As for deposits, total deposits remained flat, averaging $1.39 billion for the second and third quarters. Demand and saving deposits averaged $904 million in the third quarter of 2005, down from $923 million for the second quarter.

However, retail certificates of deposits increased $15 million to $363 million in the third quarter as consumers migrated to higher interest-bearing accounts as interest rates rose.

The net effect of these movements was the total deposits of consumers and commercial account holders was relatively unchanged from Q2 to Q3.

Net interest margin for the third quarter was 3.90%. Included this quarter was $258,000 of interest income recognized when a nonaccrual loan paid in full. This had a 6 basis point impact on the margin.

As for credit metrics, no provision for loan losses was taken in the third quarter of 2005 compared to the negative $650,000 provision for the previous quarter.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

Net loan charge-offs for the third quarter of 2005 were $5.9 million compared with $1.7 million for the second quarter of 2005. This increase is due to a $4.9 million charge-off on one nonaccrual business loan.

Non-performing loans continued to decline to $6.4 million at September 30, 2005 compared with $13 million at June 30, 2005. At September 30, non-performing loans were 0.4% of total loans compared with 0.85% of total loans at June 30, 2005.

Non-interest income for the third quarter of 2005 was $9.4 million compared with $9.2 million for the second quarter, an increase of 2% on a linked-quarter basis.

First Indiana deposit charges continued an upward trend to $4.4 million for the third quarter compared to $4.3 million for the second quarter.

Now Bob will give you some commentary on these results.

Bob Warrington:	Thank you, Bill.

Today I will focus my comments on three areas - the competitive landscape, credit quality, and expense management.

Regarding the competitive landscape, over the past few quarters we have enjoyed success in growing revenue and margin.

Recently pricing spreads in both loans and deposits have become increasingly tighter. The competition for high quality credits has become very competitive

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

and spreads have narrowed. Our focus is and will remain on high quality credits.

I can advise that our deposit trends have improved since the end of the third quarter. These trends, balanced against the benefits provided by the bank’s high percentage of variable rate loans has allowed to date for the margin to increase, though recently at a slower rate.

Predicting what the margin will do going forward is difficult in that it is dependent on the counteracting influences of market interest rates, competitive spread compression, and yield curve dynamics.

Getting a little more background to the credit quality metrics that Bill mentioned, if you look at the non-performing assets at the end of the third quarter of 2004, the total was $28.565 million, which has been reduced at quarter-end this year to $6.447 million.

During the third quarter of this year, we did take a $4.9 million charge on one credit. This effectively resolves all large outstanding credit issues. Our largest remaining non-performer is $1 million and after that it drops to $300,000. And the majority of our non-performers are now consumer assets.

Regarding expense management, you may have noticed in our press release that we announced the signing of a contract with Metavante Corporation to become First Indiana’s provider of core processing technology effective in 2006, the latter part of 2006.

We’re very excited to have worked out this contractual relationship and the ability to partner with an excellent company like Metavante. We believe this will afford us the opportunity to review and modify our operational

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

procedures, the way we process business through the company, and the way - the ease in which our employees are able to access information and serve customers.

This - additionally, this platform will enable the company to provide more robust products and drive revenue growth. We believe that after the conversion is completed and the process redesigns are in place that this will result in an annual improvement of $2-plus million, which we would expect to be fully effective after the conversion takes place, which is currently targeted for August of 2006.

Continuing on the theme of expense management, if you look at our non-interest expense for the first nine months of 2004 compared to the first nine months of 2005, you’ll note a decrease of $6.2 million, and we will remain diligent on our commitment to effectively managing our expenses.

And the efficiency ratio in the third quarter was down 2.9% from the second quarter and we think this reflects some of the actions and initiatives we’ve taken to date.

In summary, we will continue our pursuit of growing quality earnings and believe this trend will continue due to opportunities in multiple areas, all of which revolve around our focus on growth, cost control, and credit quality.

That concludes our prepared remarks. With our Operator’s Tracy’s assistance, we’d be glad to take any questions.

Operator:	At this time I would like to remind everyone in order to ask a question press star then the number 1 on your telephone keypad.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

We will pause for just a moment to compile the Q&A roster...

Your first question comes from Steve Covington with Stiffel.

Steve Covington:	Good afternoon, everybody. Congratulations on a nice quarter.

Bob Warrington:	Thank you, Steve.

Steve Covington:	Bob, you touched in this briefly, but I was wondering if you could add a little color to the strong growth you saw in the commercial business category. What are you seeing in that area and is that a reflection of an improving economy or more just you grabbing market share?

Bob Warrington:	Thank you, Steve, for the question.

I would suggest that we have been able to add to the number of relationship managers in our corporate banking area two ways. We’ve added two new hires that we recruited from local companies here in the marketplace, and we’ve been able to redeploy two other employees that had previously been working either in special assets or the credit department due to the improvement in the credit quality.

So we’ve gotten more people on the street and I think the cumulative effect of the sustained calling effort has really started to show in the robust business banking activity of both the second and third quarters.

Steve Covington:	Great. Thank you.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

And Bob, I apologize, I missed what you said about the newly negotiated Metavante contract. Did you say that would save you $2 million a year? Is that what...

Bob Warrington:	Yes.

What we expect will occur through a combination of improved efficiencies and our process redesign and revenue enhancements that we’ll be able to take advantage of due to the system that once it’s fully implemented we believe it will have a positive impact to the corporation of $2-plus million on an annual basis.

Steve Covington:	Okay.

And lastly, could you comment a little bit about what’s going on in the trust area? You’ve seen some - a nice increase on a linked quarter in the trust fees. And what are your plans for that area?

Bob Warrington:	Well, that’s a good question.

Really the trust function for us has essentially been pretty much a steady Eddie. It’s a solid core group of people that joined First Indiana about seven years ago, and there is really nothing exceptional to report or comment on in the past quarter. It’s just a continuation of business as usual.

Steve Covington:	Thank you.

Operator:	Your next question comes from Fred Cummings with Key Banc Capital.

Fred Cummings:	Yes, good afternoon.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

Bill Brunner:	Good afternoon, Fred.

Fred Cummings:	Bill, can you just clarify what you said about margin. If I understood you correctly, the interest recovery added 6 basis points, so if you hadn’t gotten that, it sounds like the margin would’ve been down from the second quarter level.

Is that correct?

Bill Brunner:	That is correct, Fred.

Fred Cummings:	Okay.

Yeah, and then yeah, Bob outlined what’s going on on the competitive side. And secondly, the one large loan that, $4.9 million charge-off, was that - what percentage of the principal balance was that, Bob?

Bob Warrington:	Just under...

Bill Brunner:	Eighty.

Bob Warrington:	Just - right at 80%.

Fred Cummings:	Okay.

Bob Warrington:	Plus or minus 1% in either direction.

Fred Cummings:	Okay.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

Okay. All right. Well, that’s it for now. Thank you.

Bob Warrington:	Thanks, Fred.

Operator:	Your next question comes from Kenneth Danes with FTN Midwest.

Kenneth Danes:	Good afternoon, gentlemen.

Bob Warrington:	Good afternoon.

Kenneth Danes:	I wanted to ask you about obviously the loan growth was very strong and you talk about the competitive environment. I’m wondering if that maybe you were inferring that you expect growth maybe to slow a little bit from this rate that you’ve had maybe in the past couple of quarters?

And if not, can you talk a little bit about the funding strategy for that loan growth going forward since it looks like it’d be likely to outstrip deposit growth?

Bob Warrington:	Thank you.

After the end of the second quarter where on an annualized basis the loan growth was 12% or 3% on a linked-quarter basis and we indicated that we felt that as we looked forward that that was a sustainable level. And I would suggest we still feel that way.

We recognize that our ability to generate deposits is a key issue for the corporation and I can assure you that we’re highly focused and sensitive to that issue. We have programs and initiatives underway to try and increase our deposit base and we’re going to hit that hard.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

I think sometimes one quarter isn’t necessarily long enough to discern a reasonable trend, and that’s why I added the comment that quarter to date we’ve noticed a meaningful increase in our deposits from where we finished the third quarter. But beyond a doubt we’re focused on that.

It’s been an issue for the corporation for a number of years, that’s it’s had a relatively high level loan-to-deposit ratio and we’ll continue to work to manage that and bring it down.

Kenneth Danes:	Okay, thanks.

Bob Warrington:	You’re welcome.

Operator:	Again to ask a question, press star-1 on your telephone keypad...

Your next question comes from Brad Millsap with Sandler O’Neill.

Brad Millsap:	Hey, good afternoon.

Bob Warrington:	Good afternoon, Brad.

Brad Millsap:	Hi.

Bill, can you tell me where you are in terms of what you have left on your share buyback program and how active you might be going forward?

Bill Brunner:	The share buyback program as you recall was 750,000 shares was authorized over time. Today I have about half a million shares remaining on the current authorization.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

You know, as to our plans, our plans have been, we always said we, you know, the capital ratios, we’re very pleased with where they are and maybe that’s the best way to put it. We look at tangible capital, we’re pleased with where it’s sitting.

Brad Millsap:	Okay, great.

And Bob, I think we’ve talked about this before. Any change to your branching strategy given some of the movement in the retail deposits? Or are you still sticking to kind of your one to two branches over a couple year time frame?

Bob Warrington:	Thank you for that question, Brad.

That’s something we’re looking at internally right now. We are focused on both getting the best locations we possibly can for the existing branches we have and then we plan on looking at the prospects of accelerating the rate of branch expansion.

Brad Millsap:	Okay, great. Thank you.

Bob Warrington:	You’re welcome.

Operator:	You have a follow up from Fred Cummings with Key Banc Capital.

Fred Cummings:	Yeah, Bob, with respect to that $2 million pickup from the Metavante agreement, do - can you break that out between how much you expect from cost savings versus revenue enhancements?

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

Bob Warrington:	Fred, if you - you may recall that if you look at our overall IT expenses and you compare them to our peer group, we look to be relatively high.

What we think we can do and we’re excited about partnering with Metavante, and we’ll also utilize their consulting expertise to help us with this, that through process redesign, we can much more effectively deal with our operational and technology issues.

So we have opportunities on both expense reduction and revenue enhancement. I would tell you that in the number I gave you, the majority of that would come through expense reduction.

Fred Cummings:	Okay.

And then Bob, can you just touch on this competitive environment. Are you - is it really the larger banks becoming more price competitive, or even some of the - or what about some of the smaller community banks? Can you just give us some sense from which segment of the market is being the most competitive?

Bob Warrington:	Yeah, that’s an interesting question, Fred.

I would suggest that on the loan side, it would tend to be the larger banking corporations.

Fred Cummings:	Uh-huh.

Bob Warrington:	And on the deposit side, it would be the opposite. It would tend to be the smaller institutions.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-20-05/2:00 pm CT
Confirmation #1285233

Fred Cummings:	Okay. Okay. Thank, Bob.

Bob Warrington:	You’re welcome, Fred.

Operator:	At this time, there are no further questions.

Are there any closing remarks?

Bob Warrington:	No. Thank you very much, everyone.

Operator:	Thank you. And that concludes today’s conference call. You may now disconnect.

END